PIXELWORKS, INC.
AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN
NOTICE OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

Pixelworks, Inc. (the “Company”), pursuant to its Amended and Restated 2006 Stock Incentive Plan, as amended and restated from time to time (the “Plan”), hereby awards to Grantee (as of the date indicated below) a performance-based restricted stock unit award for the target number of shares of Common Stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth herein and in the Plan and the Terms and Conditions of Performance-Based Restricted Stock Unit Award (collectively, the “Terms and Conditions”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein will have the meanings set forth in the Plan or the Terms and Conditions. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan will control.

Grantee:
Date of Grant:
Performance Period:
Target Number of Restricted Stock
Units (“RSUs”) Subject to Award:

Performance-Based Restricted Stock Units:
The Target Number of Restricted Stock Units stated above reflects the target number of Restricted Stock Units (the “Target Amount”). The number of Restricted Stock Units ultimately paid out to Grantee will range from [__]% to [___]% of the Target Amount as determined (i) by the formulas contained in the attached Exhibit A and (ii) based upon the Company’s achievement of certain performance goals during the applicable performance measurement period set forth below under “Performance-Based Vesting Requirements” occurring during the Performance Period (the “Performance Goals”) as set forth on the attached Exhibit A.

Performance-Based Vesting Requirement:
[__________] of the Target Number RSUs (each a “Tranche”) will be eligible to vest with respect to each of the [______] fiscal years of the Company occurring during the Performance Period (each, a “Fiscal Year”) in accordance with the formula applicable to such Fiscal Year set forth on Exhibit A, subject to (i) the achievement of the Performance Goals applicable to the Fiscal Year with respect to such Tranche as set forth on Exhibit A and as determined by the Committee in its sole discretion and (ii) Grantee’s Continuous Status as an Employee or Consultant through the Certification Date applicable to the Fiscal Year for which the Tranche of RSUs is eligible to vest.

Except as otherwise determined by the Committee, the Performance Goals applicable to each Fiscal Year occurring during the Performance Period will be determined by the Committee no later than March 31st of the Fiscal Year, and Exhibit A will be amended to reflect such Performance Goals determined by the Committee with respect to such Fiscal Year.
Any RSUs that do not satisfy the Performance Goals during the applicable Fiscal Year during which such RSUs are eligible to vest will be forfeited immediately upon the applicable Certification Date upon which the Committee determines that such Performance Goals have not been achieved.

“Certification Date” means the date on which the Committee certifies whether the Performance Goals for a particular Fiscal Year during the Performance Period have been met. Absent extraordinary circumstances that delay the finalization of the Company’s audited financial statements for the applicable Fiscal Year beyond March 14th of the year following the close of such Fiscal Year, the Certification Date with respect to each Fiscal Year occurring during the Performance Period will be no later than March 15th of the year following the end of the applicable Fiscal Year.

Vesting upon Termination of Service; No Acceleration under Severance Arrangements	All RSUs that have not vested upon or before the termination of Grantee’s Continuous Status as an Employee or Consultant for any reason shall immediately be cancelled and forfeited as of the date of such termination.
Grantee hereby agrees that, notwithstanding the terms of any employment agreement, employment offer letter, severance agreement or other severance arrangement between Grantee and the Company or any of its Subsidiaries (each, a “Severance Arrangement”), this Award and the RSUs shall not be subject to any additional acceleration of vesting pursuant to the terms of any Severance Arrangement or any subsequent severance plan or arrangement adopted by or implemented by the Company, its Subsidiaries or any of their successors.

Accelerated Vesting upon Change of Control
Notwithstanding anything to the contrary in this Agreement, if Grantee remains in Continuous Status as an Employee or Consultant until the closing of a Change of Control, the Tranche of RSUs eligible to vest during the Fiscal Year in which the closing of the Change of Control occurs (the “CoC Year Tranche”) will vest as set forth below, and any Tranches eligible to vest with respect to any Fiscal Year occurring after the year in which the Change of Control will be cancelled and forfeited for no consideration immediately prior to the closing of the Change of Control. The RSUs subject to the CoC Year Tranche eligible to vest in connection with a Change of Control will not be adjusted by any multiplier or other adjustment mechanism based on the achievement of certain total shareholder return targets or any other goals or metrics.

Vesting of RSUs Subject to CoC Year Tranche
If the RSUs subject to the CoC Year Tranche are not continued, assumed, or substituted for by the acquiror in connection with the Change of Control, or if Grantee’s Continuous Status as an Employee or Consultant is terminated by the Company without Cause or by Grantee due to a Good Reason Event upon the closing of the Change of Control, then 100% of the target number of RSUs subject to the CoC Year Tranche will vest as of the closing of the Change of Control.
If RSUs subject to the CoC Year Tranche are continued, assumed, or substituted for by the acquiror in connection with a Change of Control and Grantee remains in Continuous Status as an Employee or Consultant as of the closing of the Change of Control, then (i) a portion of the RSUs subject to the CoC Year Tranche will vest upon the closing of the Change of Control equal to the target number of RSUs subject to such CoC Year Tranche, multiplied by a fraction equal to the number of days that have elapsed for the applicable Fiscal Year in which the Change of Control occurs through the closing of the Change of Control, divided by 365, and (ii) the remaining target number of RSUs subject to such CoC Year Tranche will be eligible to vest in equal installments on the last day of each of the calendar quarters occurring during the remainder of the Fiscal Year in which the closing of the Change of Control occurs, subject to Grantee’s Continuous Status as an Employee or Consultant through each vesting date, provided that such installments of RSUs will become fully vested upon termination of Grantee’s Continuous Status as an Employee or Consultant prior to the end of such Fiscal Year in which the Change of Control occurs by the Company without Cause or by Grantee due to a Good Reason Event.
Defined Terms:	For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” will mean the Grantee engaged in any one or more of the following: (i) a material act of dishonesty, fraud, misconduct, or willful violation of any material law, ethical rule or fiduciary duty that is in connection with the recipient’s responsibilities as an executive of the Company; (ii) acts constituting a felony or moral turpitude which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (iii) repeated willful failure to perform the Grantee’s duties as an executive of the Company and the failure to effect such cure within 30 days after written notice of such violation or breach is given to the recipient; or (iv) the willful violation of any material Company policy or procedure, or breach of any material provision of the Grantee’s employment agreement or offer letter or other agreement with the Company, and if such violation or breach is susceptible of cure, the failure to effect such cure within 30 days after written notice of such violation or breach is given to the recipient
“Change of Control” will mean the occurrence of any of the following events:
	(i)	the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, or of a subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in effective voting control over the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
	(ii)	the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;
	(iii)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or
	(iv)	a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors who are either identified in (A) or identified as their successors elected under this clause (B).
“Good Reason Event” will mean any of the following: (i) without the Grantee’s express written consent, a material diminution of the Grantee’s duties, authority or responsibilities; (ii) without the Grantee’s express written consent, a material reduction by the Company of the Grantee’s base salary; (iii) without the Grantee’s express written consent, the imposition of a requirement that the Grantee’s primary place of employment be at a facility or a location more than fifty (50) miles from the Grantee’s current work location, provided that such requirement to relocate materially increases the Grantee’s commute; or (iv) the failure of the Company to obtain the assumption of the Grantee’s employment agreement or severance agreement by any successors. The Grantee must provide notice of intent to terminate for a Good Reason Event within thirty (30) days of occurrence of the event constituting a Good Reason Event, and the Grantee may terminate for Good Reason Event only if the Company shall fail to cure such event within fourteen (14) days of receipt of such notice from the Grantee.
Settlement:	If an RSU vests as provided for above, the Company will deliver one share of Common Stock for each such vested RSU, subject to and in accordance with Section 7 of the Terms and Conditions.

Acknowledgement of Vesting Terms:	Grantee understands that unless otherwise specifically provided to the contrary in Grantee’s employment agreement, Grantee’s employment or service relationship with the Company is for an unspecified duration and can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice of Performance-Based Restricted Stock Unit Award (“Grant Notice”), the Terms and Conditions or the Plan changes the at-will nature of that relationship.
Additional Terms/Acknowledgements: Grantee acknowledges receipt of, and understands and agrees to, this Grant Notice, the Terms and Conditions and the Plan. Grantee further acknowledges that as of the Date of Grant, this Grant Notice, the Terms and Conditions and the Plan set forth the entire understanding between Grantee and the Company regarding this Award and supersede all prior oral and written agreements, offer letters, promises and/or representations on that subject with the exception of (i) equity awards previously granted and delivered to Grantee and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.

By accepting the Award, Grantee acknowledges having received and read the Grant Notice, the Terms and Conditions, and the Plan (the “Grant Documents”) and agrees to all of the terms and conditions set forth in the Grant Documents. Furthermore, by accepting the Award, Grantee consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Pixelworks, Inc.		Grantee

By:		By:
	Signature		Signature
Date:

Date:

PIXELWORKS, INC.
AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN
TERMS AND CONDITIONS OF PERFORMANCE-BASED
RESTRICTED STOCK UNIT AWARD

1.    General. These Terms and Conditions of Performance-Based Restricted Stock Unit Award (these “Terms”) apply to a particular award (“Award”) of restricted stock units (“Restricted Stock Units”) if referenced in the Notice of Grant of Performance-Based Restricted Stock Units (“Grant Notice”) corresponding to that particular Award. The recipient of the Award identified in the Grant Notice is referred to as the “Grantee.” The effective date of grant of the Award as set forth in the Grant Notice is referred to as the “Award Date.” The Award was granted under and subject to the Company’s Amended and Restated 2006 Stock Incentive Plan (the “Plan”). Capitalized terms are defined in the Plan if not defined herein. The Award has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. The Grant Notice and these Terms are collectively referred to as the “Award Agreement” applicable to the Award.
2.    Restricted Stock Units. As used herein, the term “restricted stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s Common Stock (subject to adjustment as provided in Section 11.1 of the Plan) solely for purposes of the Plan and these Terms. The Restricted Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Grantee if such Restricted Stock Units vest pursuant to the terms hereof. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind.
3.    Vesting. The Award shall vest in percentage installments of the aggregate number of Restricted Stock Units subject to the Award based upon achievement of certain performance goals with such installments further subject to adjustment as set forth on the Grant Notice. The Administrator reserves the right to accelerate the vesting of the Restricted Stock Units in such circumstances as it, in its sole discretion, deems appropriate and any such acceleration shall be effective only when set forth in a written instrument executed by an officer of the Company.
4.    Continuance of Employment.
(a)    The vesting schedule requires Continuous Status as an Employee or Consultant through each applicable performance certification date or certain other dates in connection with a Change of Control as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Award Agreement. Employment or service for only a portion of the period prior to the vesting date, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 7 below or under the Plan.
(b)    Nothing contained in this Award Agreement or the Plan constitutes an employment or service commitment by the Company or any of its Subsidiaries, affects the Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Company or any of its Subsidiaries, interferes in any way with the right of the Company or any of its Subsidiaries at any time to terminate such employment or services, or affects the right of the Company or any of its Subsidiaries to increase or decrease the Grantee’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Grantee without his or her consent thereto.
5.    Limitations on Rights Associated with Restricted Stock Units. The Grantee shall have no rights as a shareholder of the Company, no dividend rights and no voting rights, with respect to the Restricted Stock Units and any shares of Common Stock underlying or issuable in respect of such Restricted Stock Units. Except as set forth in Section 11.1 of the Plan, no adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the Common Stock underlying the Restricted Stock Units.

6.    Restrictions on Transfer. Neither the Restricted Stock Units (whether vested or unvested), nor any interest therein, amount payable in respect thereof, or right to receive shares of Common Stock there under may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Company, or (b) transfers by will or the laws of descent and distribution.
7.    Timing and Manner of Payment of Restricted Stock Units; Required Sale of Shares.
(a)    For each Restricted Stock Unit subject to the Award that vests pursuant to the terms hereof, the Company shall issue in the name of the Grantee one share of Common Stock (subject to adjustment as provided in Section 11.1 of the Plan) by entering such share in book entry form. Subject to the following provisions of this Section 7, the issuance of shares of Common Stock in the name of the Grantee in respect of a vested Restricted Stock Unit shall be made on or as soon as administratively practical following the vesting date of such Restricted Stock Unit pursuant to the terms hereof and in all events not thirty (30) days following the applicable vesting date.
(b)    The Grantee’s acceptance of this Award Agreement constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on the Grantee’s behalf, upon the vesting of any Restricted Stock Units, as promptly as is reasonably practicable, all shares issued to the Grantee in connection with the vesting of such Restricted Stock Units. The portion of the proceeds from such sale that exceeds the Grantee’s tax withholding obligations (as described in Section 10 hereof) will be disbursed to the Grantee as soon as administratively practicable. The Grantee will be responsible for all brokers’ fees and other costs of sale, which fees and costs will be deducted from the proceeds of the foregoing sale of shares, and by accepting this Award Agreement the Grantee agrees to indemnify and hold the Company and any brokerage firm selling such shares harmless from any losses, costs, damages, or expenses relating to any such sale. By accepting this Award Agreement the Grantee acknowledges that the Company or its designee is under no obligation to arrange for the sale of shares hereunder at any particular price.
(c)    The Company’s obligation to issue shares of Common Stock or otherwise make payment with respect to vested Restricted Stock Units is subject to the condition precedent that the Grantee or other person entitled under the Plan to receive any payment with respect to the vested Restricted Stock Units deliver to the Company any representations or other documents or assurances required pursuant to Section 14 of the Plan.
(d)    The Grantee shall have no further rights with respect to any Restricted Stock Units that are paid or that terminate pursuant to Section 8.
8.    Effect of Termination of Employment or Services. If the Grantee’s Continuous Status as an Employee or Consultant terminates (the last day of the Grantee’s Continuous Status as an Employee or Consultant is referred to as the Grantee’s “Severance Date”), the Grantee’s Restricted Stock Units shall terminate to the extent such Restricted Stock Units have not become vested pursuant to Section 3 hereof or Section 11 of the Plan upon or prior to the Severance Date (regardless of the reason for such termination of Continuous Status as an Employee or Consultant, whether with or without cause, voluntarily or involuntarily, or due to death or Disability). If any unvested Restricted Stock Units are terminated hereunder, such Restricted Stock Units shall automatically terminate and be cancelled as of the Severance Date without payment of any additional consideration by the Company and without any other action by the Grantee, or the Grantee’s beneficiary or personal representative, as the case may be.
9.    Adjustments Upon Specified Events. The number of Restricted Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award are subject to adjustment upon the occurrence of certain events relating to the Company’s stock pursuant to Section 11.1 of the Plan.
10.    Tax Withholding. The Company shall reasonably determine the amount of any federal, state, local or other income, employment, or other taxes which the Company or any of its Subsidiaries may reasonably be obligated to withhold with respect to the grant, vesting, settlement or other event with respect to the Restricted Stock Units. Withholding shall be effected by the Company withholding from the proceeds resulting from the sale described in Section 7(b) hereof, an amount that the Company determines to be sufficient to satisfy the applicable tax withholding obligations. Notwithstanding anything herein to the contrary, Grantee will be solely responsible for payment of any tax withholding obligations in connection with the Award. In the event that the proceeds from the sale described in Section 7(b) hereof are not sufficient to cover all such tax withholding obligations, the Company (or any of its Subsidiaries last employing the Grantee) shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee any sums required to be withheld.
11.    Notices. Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to the Grantee at the Grantee’s last address reflected on the Company’s payroll records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Grantee is no longer employed by or provides services to the Company or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 11.
12.    Plan. The Award and all rights of the Grantee under this Award Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Grantee agrees to be bound by the terms of the Plan and this Award Agreement. The Grantee acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.
13.    Entire Agreement. This Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan may be amended pursuant to Section 13 of the Plan. This Award Agreement may be amended by the Board from time to time. Any such amendment must be in writing and signed by the Company. Any such amendment that materially and adversely affects the Grantee’s rights under this Award Agreement requires the consent of the Grantee in order to be effective with respect to the Award. The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
14.    Counterparts. This Award Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
15.    Section Headings. The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
16.    Governing Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oregon without regard to conflict of law principles thereunder.
17.    Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. The Agreement shall be construed and interpreted consistent with that intent.